Exhibt 10.1

JBI Inc. 20 Iroquois Street Niagara Falls, NY 14303 Phone: 716-278-0015

BINDING TERM SHEET
August 14, 2013

This Binding Term Sheet (this "Term Sheet') is intended to summarize the principal terms of a financing transaction among JBI, Inc., a Nevada corporation (the "Company") and Richard Heddle ("Investor"), pursuant to which Investor hereby agrees to purchase from the Company US$3 million aggregate principal amount of 12.5% senior secured promissory notes of the Company on the terms and conditions set forth in this Term Sheet.

● Issuer	JBI, Inc., a Nevada corporation (the "Company").

● Purchaser	Richard Heddle.

● Security	12.5% Senior Secured Notes (the "Notes").

● PurchaseArnount	US$3Million.

● Maturity Date	Five years from date of issuance. Notes may be prepaid early in whole or part without penalty (payment of all outstanding principal plus accrued interest).

● Annual Interest Rate	12.5% compounded annually, payable at maturity.

● Common Stock Warrants
For each dollar of principal amount of the Notes, Investor will receive a warrant to purchase one share of common  stock of  the  Company  at an exercise  price equal to $0.54 per share(the "Warrants"). Warrants will expire five years from date of issuance. (For avoidance of doubt, warrants will survive past early retirement of the Notes).

● Collateral
Repayment of the Notes will be secured by first priority lien on all fixed assets and intellectual property assets of the Company as of the closing date, subject to carve-outs for existing  liens. To the extent that, prior to closing, Investor assigns a portion of the purchase of Notes as provided below, each investor's lien shall be pail passu with the liens of the other investors. In such case, the Investor may require the Company to engage a third party collateral agent for ease of administration of such liens.

JBI Inc. 20 Iroquois Street Niagara Falls, NY 14303 Phone: 716-278-0015

● Investor Suitability
Investor understands that the offering and sale of the Notes and Warrants is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Act") by virtue of Section 4(a)(2) of the Securities Act, the provisions of Rule 506 of Regulation D promulgated under the Securities Act ("Regulation D"). Investor represents and warrants to the Company that Investor (i) is an "accredited investor" as defined in Rule 501 of Regulation D and (ii) has not committed and is not subject to any "disqualifying event" as defined in Rule 506 of Regulation D that would cause the exemption from registration requirements under Rule 506 to become unavailable to the Company.

● Transaction Documents
The issuance of the Notes and Warrants will be made pursuant to adefinitive purchase agreement, a Note, Warrant, security agreement and related documents (the "Transaction Documents") which will contain among other things, in form and substance satisfactory to the Investor, appropriate representations and warranties of the Company, covenants of the Company reflecting the provisions set forth herein, and such investment representations by the Investor as may be required in connection with applicable federal and state securities laws, and appropriate conditions of closing. For avoidance of doubt, the sale and issuance of the securities shall be made pursuant to the Transaction Documents and not this Term Sheet.

● Restricted Securities
The Notes and Warrants and shares of common stock issuable upon exercise of the Warrants will not be registered under the Act and, accordingly, such securities will constitute "restricted securities" as defined in Rule 144 under the Act. Such restricted securities may not be offered, sold or otherwise transferred, pledged or hypothecated unless registered under the Securities Act and any applicable state securities laws or unless exempt from such registration.

● Closing
The closing of the transactions contemplated herein shall occur in one or more closing on or before September 30, 2013, unless extended by the Company; provided, however, Investor shall purchase not less US$1 million aggregate principal amount of Notes in an initial closing on or before August 31, 2013.

JBI Inc. 20 Iroquois Street Niagara Falls, NY 14303 Phone: 716-278-0015

● Efforts
The parties agree to use their commercially reasonable efforts to consummate the purchase and sale of the securities on the terms and conditions stated herein and to act reasonably and expeditiously in the preparation, negotiation and finalization of the Transaction Documents.

● Binding Nature
This Term Sheet constitutes a legally binding and enforceable agreement between the parties hereto with respect to the provisions hereof. The failure to execute any further agreements shall not diminish or affect the rights and obligations of the parties hereunder.

● Governing Law
This Term Sheet shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of laws. Any action brought in connection herewith shall be brought exclusively in any federal or New York State court sitting in the City of New York, County of New York.

● Advice of Counsel
EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION THEREOF.

● Assignment
Prior to closing, Investor shall have the right allocate or assign not more than 2/3 of Investor's purchase of the Notes to Investor's affiliates or close associates, provided such persons meet the requirements herein. This Term Sheet is not otherwise assignable by either party.

This Term Sheet has been executed as of the date first set forth above.

INVESTOR:	COMPANY:
JBI, INC.
/s/ Richard Heddle	By:	Nicholas Terranova
Richard Heddle	Name:	Nicholas Terranova
	Title:	Chief Financial Officer